                                                                       EXHIBIT 5

                      [BASS, BERRY & SIMS PLC LETTERHEAD]


                                 October 16,1997

CorporateFamily Solutions, Inc.
209 Tenth Avenue South, Suite 300
Nashville, Tennessee 37203-4173

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the
Company's Amended and Restated 1987 Stock Opinion Plan, 1996 Stock Incentive Plan, 1997 Employee Stock Purchase Plan, 1997 Stock Incentive Plan and 1997 Outside Directors' Incentive Plan (collectively, the "Plans") filed by you with the Securities and Exchange Commission covering 1,707,696 shares (the "Shares") of common stock, no par value per share, issuable pursuant to the Plans.

         In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.



                                Very truly yours,

                                /s/ BASS, BERRY & SIMS PLC